Exhibit 99.1

Impac Mortgage Holdings, Inc. Announces $56 Million Offering

IRVINE, Calif. April 18, 2017 — Impac Mortgage Holdings, Inc. (NYSE MKT: IMH) (the “Company” or “Impac”) announced today that it has sold $56.0 million worth of shares of its common stock in a registered direct offering to certain purchasers, including existing beneficial shareholders Talkot Capital LLC and certain entities affiliated with Richard Pickup or Todd Pickup.  The Company sold 4,423,381 shares of common stock at a price of $12.66 per share, based on the closing price as of April 17, 2017.  The estimated net proceeds to the Company from the sale of the shares of common stock in the registered direct offering are expected to be approximately $55.4 million.   JMP Securities LLC acted as financial advisor to the Company for the offering.

Mr. Joseph Tomkinson, Chairman and CEO of Impac Mortgage Holdings, Inc., commented, “The new capital will be used to continue to expand the growth of our servicing portfolio and assist us on our anticipated return to the securitization market with our rapidly growing NonQM production.  Additionally, this capital gives us the ability to continue to expand into diversified income platforms and take advantage of strategic opportunities presented to us.”

A “shelf” registration statement relating to the shares of common stock sold in the offering was filed with the U.S. Securities and Exchange Commission (the “SEC”) on December 20, 2016 and declared effective on December 29, 2016.  The offering is being made only by means of a written prospectus and prospectus supplement that form a part of the registration statement.  A final prospectus supplement related to the offering will be filed by the Company with the SEC.   Copies of the prospectus supplement and the accompanying prospectus, when available, can be obtained for free at the SEC’s website at www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.  The securities being offered have not been approved or disapproved by any regulatory authority, nor has any such authority passed upon the accuracy or adequacy of the registration statement, the prospectus contained therein or the prospectus supplement.

About the Company

Impac Mortgage Holdings, Inc. (IMH or Impac) provides innovative mortgage lending and warehouse lending solutions, as well as real estate solutions that address the challenges of today’s economic environment.  Impac’s operations include mortgage and warehouse lending, servicing, portfolio loss mitigation and real estate services as well as the management of the securitized long-term mortgage portfolio, which includes the residual interests in securitizations.

For additional information, questions or comments, please call Justin Moisio, VP Business Development & Investor Relations at (949) 475-3988 or email Justin.Moisio@ImpacMail.com. Web site: http://ir.impaccompanies.com  or www.impaccompanies.com